Exhibit 12

Bank of Hawaii Corporation and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Three Months Ended March 31,
(dollars in thousands)		2007	2006
Earnings:
Income Before Provision for Income Taxes		$74,343	$71,195
Add:	Fixed Charges Including Interest on Deposits	50,241	33,201
	Interest on FIN 48 Liabilities	600	-
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		125,184	104,396
Less:	Interest on Deposits	33,375	19,633
	Interest on FIN 48 Liabilities	600	-
Total Earnings Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$91,209	$84,763

Fixed Charges:
Fixed Charges Including Interest on Deposits		$50,241	$33,201
Add:	Interest on FIN 48 Liabilities	600	-
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		50,841	33,201
Less:	Interest on Deposits	33,375	19,633
	Interest on FIN 48 Liabilities	600	-
Total Fixed Charges Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$16,866	$13,568

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities	2.5x	3.1x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities	5.4x	6.2x